EXHIBIT 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR ENDED MARCH 31, 2007

Wooster, Ohio (April 26, 2007) – Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings for the fiscal year ended March 31, 2007 of $2.2 million, or $0.68 per diluted share, compared to net earnings of $1.6 million, or $0.50 per diluted share for the fiscal year ended March 31, 2006.  The increase in earnings for the fiscal year was primarily due to a decrease in general, administrative and other expense and the provision for losses on loans, partially offset by decreases in net interest income and other income and an increase in federal income tax expense.

Net interest income decreased $196,000 for fiscal 2007 compared to fiscal 2006.  Interest income increased $2.7 million during fiscal 2007 from fiscal 2006, as a result of prime rate increases and a shift in balance sheet composition from lower yielding investment securities and residential mortgage loans toward higher yielding commercial real estate loans and mortgage-backed securities.  Interest expense increased $2.9 million during fiscal 2007 from fiscal 2006 as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit.  Other income decreased $111,000, due primarily to the absence in the fiscal 2007 period of a $153,000 non-recurring gain on Bank Owned Life Insurance (BOLI) and cyclical gains of $67,000 on sale of loans that were included in the fiscal 2006 period, partially offset by an increase of $50,000 in trust fees and an increase of $60,000 in other service charges.

General, administrative and other expense for fiscal 2007 decreased by $1.1 million due primarily to staff reductions during the period, the absence of non-recurring pension expense incurred during fiscal 2006 due to the death of the Company’s former chairman, president, and chief executive officer in November 2005, and refunds of franchise tax expense.  Federal income tax expense increased by $415,000 due to increased pre-tax income and an increasing proportion of taxable income due to the maturity of tax exempt securities in the investment portfolio and the reduction of BOLI income due to death benefits received in the 2006 period.

For the fourth fiscal quarter ended March 31, 2007, net earnings were $521,000, or $0.17 per diluted share, compared to $562,000 or $.18 per diluted share for the quarter ended March 31, 2006.  The decrease in earnings was primarily due to decreases in net interest income and other income, combined with an increase in federal income tax expense, partially offset by a decrease in general, administrative and other expense.

Net interest income decreased $162,000 for the quarter ended March 31, 2007, compared to the quarter ended March 31, 2006.  Interest income increased $489,000 during the 2007 quarter as a result of prime rate increases and a shift in balance sheet composition from lower yielding investment securities and residential mortgage loans toward higher yielding commercial real estate loans and mortgage-backed securities.

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Interest expense increased $651,000 during the quarter as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit.  The provision for losses on loans decreased by $181,000 due to a decrease in loan volume, a decrease in the level of charge-offs, and a stable level of non-performing loans year to year.  Other income decreased $80,000, mainly due to a non-recurring gain on Bank Owned Life Insurance (BOLI) in the 2006 period and an increase in the amortization of mortgage servicing rights, partially offset by an increase of $11,000 in trust fees.  General, administrative and other expense decreased $55,000 for the quarter ended March 31, 2007 compared to the quarter ended March 31, 2006 primarily due to staff reductions and a refund of franchise tax overpayments, partially offset by increased pension expense due to lump sum settlements paid to participants exiting the pension plan during the 2007 quarter.  Federal income tax expense increased $35,000 as the proportion of taxable income increased due to a decreasing proportion of tax exempt securities in the investment portfolio and a reduced BOLI portfolio due to the receipts of death benefits in the 2006 period.

According to Phillip E. Becker, President and Chief Executive Officer, “the Company has continued its strategic initiatives of growing the commercial lending and trust businesses while putting additional focus on controlling non-interest expense to offset the increasing interest expense brought on by a flat to inverted yield curve and increased competition for consumer and commercial deposit accounts.”

At March 31, 2007, Wayne Savings Bancshares, Inc. reported total assets of $405.9 million, an increase of $2.2 million or 0.5%, from total assets of $403.7 million at March 31, 2006.  Deposits increased $970,000 or 0.3% to $333.5 million from $332.6 million at March 31, 2006.   Stockholders’ equity at March 31, 2007 amounted to $34.6 million, or 8.52% of total assets, compared to $35.5 million, or 8.80% of total assets at March 31, 2006.  The decrease in stockholders’ equity was due to the $2.8 million repurchase of shares and the payment of dividends, partially offset by the addition of the net income discussed above and a decrease in accumulated other comprehensive loss.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III EXECUTIVE VICE PRESIDENT CHIEF FINANCIAL OFFICER (330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)
	March 31, 2007	March 31, 2006
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities (1)	$71,908	$87,430
Mortgage-backed securities, net (1)	69,065	55,731
Loans receivable, net	240,049	235,312
Federal Home Loan Bank stock	4,829	4,623
Office premises & equipment, net	8,179	8,557
Real estate acquired through foreclosure	0	156
Other assets	11,846	11,870
TOTAL ASSETS	$405,876	$403,679

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$333,540	$332,570
Advances from Federal Home Loan Bank	34,500	32,750
Advances by borrowers for taxes & insurance	616	521
Accounts payable on mortgage loans serviced for others	197	225
Other liabilities	2,447	2,097
TOTAL LIABILITIES	371,300	368,163

Common stock (3,978,731 and 3,934,874 shares of $.10 par value issued at
March 31, 2007 and March 31, 2006, respectively)	398	393
Additional paid-in capital	36,249	35,604
Retained earnings	11,982	11,394
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,158)	(1,239)
Less Treasury Stock (784,622 and 595,322 shares at March 31, 2007 and
March 31, 2006, respectively)	(12,419)	(9,625)
Accumulated other comprehensive loss	(476)	(1,011)
TOTAL STOCKHOLDERS' EQUITY	34,576	35,516

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$405,876	$403,679
(1) Includes available for sale classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands -- unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Interest income	$5,717	$5,228	$22,410	$19,688
Interest expense	2,966	2,315	11,198	8,280
Net interest income	2,751	2,913	11,212	11,408
Provision for losses on loans	30	211	100	211
Net interest income after provision for loan losses	2,721	2,702	11,112	11,197
Other income	376	456	1,666	1,777
General, administrative, and other expense	2,387	2,442	9,767	10,899
Earnings before federal income taxes	710	716	3,011	2,075
Federal income taxes	189	154	850	435
Net earnings	$521	$562	$2,161	$1,640

Earnings per share
Basic	$0.17	$0.18	$0.68	$0.50
Diluted	$0.17	$0.18	$0.68	$0.50

Dividends per share	$0.12	$0.12	$0.48	$0.48

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended March 31,

	2007	2006

Quarterly Results

Net Interest Income	$2,751	$2,913
Net Earnings	$521	$562
Earnings Per Share:
Basic	0.17	0.18
Diluted	0.17	0.18
Return on Average Assets (Annualized)	0.51%	0.56%
Return on Average Equity (Annualized)	5.97%	5.90%

	For the Twelve Months
	ended March 31,

	2007	2006

Year to Date Results

Net Interest Income	$11,212	$11,408
Net Earnings	$2,161	$1,640
Earnings Per Share:
Basic	0.68	0.50
Diluted	0.68	0.50
Return on Average Assets	0.53%	0.42%
Return on Average Equity	6.17%	4.42%

	March 31,	March 31,
	2007	2006

End of Period Data

Total Assets	$405,876	$403,679
Stockholders' Equity to Total Assets	8.52%	8.80%